Exhibit 99.1

Cross Country Healthcare Welcomes Daniel J. White to New Chief Commercial Officer Position

BOCA RATON, Fla.--(BUSINESS WIRE)--April 7, 2022--Cross Country Healthcare, Inc., a market leading workforce solutions tech-enabled talent platform, staffing, recruitment, and advisory firm, today announced that Daniel J. White has joined the company as its first Chief Commercial Officer. A seasoned executive, White brings over 25 years’ experience and a proven track record of driving consistent high-growth business outcomes and significant client impact through pragmatic strategies, market disruption, innovative solutions and intimate client and partner relationships. Considered a pioneer and industry expert in Total Workforce Management, White has held senior leadership positions with AMN Healthcare, Pontoon Solutions, IBM Global Business Services and most recently as CEO of Healthcareteams. In this new role, Dan will drive workforce solution strategies across the enterprise including sales, business development, program management, client, clinical and non-clinical services.

“The evolution occurring in the healthcare and staffing industries is fueling Cross Country’s strategy,” said John A. Martins, President and CEO of Cross Country Healthcare. “This new role will ensure that we are a market leader at effectively partnering with healthcare institutions, developing transformative strategies and solutions to their most pressing labor challenges.”

"Dan brings an unparalleled combination of experience, insight, innovation, creativity and exceptional execution skills,” said Martins. “I look forward to partnering with Dan to redefine and set the standard for client engagement, experiences and outcomes, and changing how we solve the most pressing workforce issues in healthcare today.”

“I’m honored and thrilled at the opportunity to join a market leader with such a rich legacy and strong reputation of partnering with healthcare institutions, ensuring they are equipped to deliver the talent needed at the bedside,” said Dan White. He continued, “Now more than ever, new approaches and innovative workforce solutions are required to address the current and future talent needs of the healthcare industry. By joining forces with John, the executive leadership and Cross Country team, I am convinced we can deliver on that promise better, faster, and smarter to be at the forefront of much needed change in the market today.”

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. (CCH) is a market leading workforce solutions tech-enabled talent platform, staffing, recruitment, and advisory firm that has 35 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to both our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our Company was the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. In 2021, we were listed as one of the top four staffing and recruiting employers for women by InHerSights and earned Energage's inaugural 2021 Top Workplaces USA award. We were also CertifiedTM by Great Place to Work®. We have a longstanding history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns
Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com